Exhibit 10.12
Belden Inc. Executive Severance Plan
ARTICLE I
PURPOSE
This Executive Severance Plan has been established by the Company effective on July 31, 2020 (the “Effective Date”), as amended on November 30, 2023, to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of the Plan is to attract and retain qualified executives through the offering of certain severance protections. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to meet all applicable requirements of ERISA, is administered and maintained as an unfunded “welfare plan” under Section 3(1) of ERISA and is intended to be exempt from the reporting and disclosure requirements of ERISA as an unfunded welfare plan for a select group of management or highly compensated employees.
ARTICLE II
DEFINITIONS
Section 2.01    Definitions. Capitalized terms used but not otherwise defined herein have the meanings set forth in this Article.
“Administrator” means the Board or any committee thereof duly authorized by the Board to administer the Plan.
“Base Salary” means a Participant’s annualized pre-tax rate of base salary payable by the Company.
“Board” means the Board of Directors of the Company.
“Business Protection Agreement” means the Business Protection Agreement between the Company and a Participant regarding certain post-employment covenants applicable to the Participant.
“Cause” means, with respect to a Participant, one or more of the following actions that serves as the primary reason(s) for the termination of the Participant’s employment with the Company, as determined by the Administrator in its sole discretion:
(a)the Participant’s willful and continued failure to perform substantially his or her duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to the Participant specifically identifying the nature of such unacceptable performance, which is not cured by the Participant within a reasonable period, not to exceed 30 days;
(b)the Participant’s conviction or plea of nolo contendere of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;
(c)the Participant’s material violation of the Company’s Code of Conduct; or

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(d)the Participant’s engagement in an act that materially damages or materially prejudices the Company or its affiliates or the Participant’s engagement in activities materially damaging to the property, business or reputation of the Company or its affiliates.
No such act, omission or event shall be treated as Cause unless (i) the Participant has been provided a detailed, written statement of the basis for the Administrator’s belief that such act, omission or event constitutes Cause, and (ii) in the case of an event under clause (a) above, the Participant has had at least a thirty (30) day period to take corrective action, and the Administrator, after the end of such thirty (30) day correction period (if applicable), determines reasonably and in good faith Cause does exist.
“Change in Control” shall have the meaning set forth in Section 4.03.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” means Belden Inc., a Delaware corporation, and any successor thereto.
“Disability” means, with respect to a Participant, an incapacity that has resulted in qualification of the Participant to receive long-term disability benefits under the Company’s long term disability insurance plan in which the Participant participates.
“Effective Date” has the meaning set forth in Article I.
“Employment Agreement” means any Executive Employment Agreement between the Company and a Participant.
“Executive” means any full-time employee of the Company who is an executive officer of the Company as determined by the Board and any other full-time employee of the Company who is recommended by the Chief Executive Officer to the Administrator to be a key employee who should be eligible to participate in the Plan. Executives who are eligible to participate in the Plan shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Good Reason” means, with respect to a Participant, the occurrence of any of the following events without the express written consent of the Participant:
(a) The Participant’s Base Salary or annual target cash incentive opportunity is materially reduced; or
(b)The Participant’s duties or responsibilities are negatively and materially changed in a manner inconsistent with the Participant’s position (including status, offices, titles, and reporting responsibilities) or authority; or
(c)The Company requires the Participant’s principal office to be relocated more than 50 miles from its location as of the date immediately preceding the Change in Control; or

(d)The Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law.
Prior to any termination by a Participant for “Good Reason,” the Participant shall provide the Board not less than thirty (30) nor more than ninety (90) days’ notice, with specificity, of the grounds constituting Good Reason and an opportunity within such notice period for the Company to cure such grounds. The notice shall be given within ninety (90) days following the initial existence of grounds constituting Good Reason for such notice and subsequent termination, if not so cured above, to be effective.
“Healthcare Coverage” means coverage for a Participant and his or her tax-qualified dependents under the Company’s group health plan that provides medical care (including group dental and vision), based on the applicable plans and the Participant’s coverage elections in effect immediately prior to the date of the Participant’s Qualifying Termination. The Company’s group health plan does not include other benefits offered under a Company welfare plan such as life insurance and disability insurance.
“Participant” has the meaning set forth in Article III.
“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.
“Plan” means this Belden Executive Severance Plan, as may be amended and/or restated from time to time.
“Protection Period” means the period of time commencing on the occurrence of a Change in Control of the Company and ending on the second anniversary of the date of the Change in Control.
“Qualifying Termination” means the termination of a Participant’s employment prior to the Participant’s attainment of age 65 either (a) by the Company without Cause (and other than due to the Participant’s Disability), whether or not during a Protection Period; or (b) by the Participant during a Protection Period for Good Reason.
ARTICLE III
PARTICIPANTS
Section 3.01 Participants. Each Executive of the Company shall be a “Participant” in the Plan. No other employees, consultants or independent contracts shall be eligible to participate in the Plan or to receive any rights or benefits hereunder. For the avoidance of doubt, the Executive Chairman of the Company as of the Effective Date shall not be a Participant. An Executive who is a Participant shall receive a written notice from the Company confirming participation in the Plan.
ARTICLE IV
SEVERANCE
Section 4.01 Qualifying Termination Other Than During a Protection Period. If a Participant experiences a Qualifying Termination other than during a Protection Period, then, subject to Article VII, the Company will provide the Participant with the following:

(a)Any unpaid annual cash incentive earned with respect to any fiscal year ending on or preceding the date of termination, payable when such incentives are paid generally to senior executives for such year;
(b)A pro-rated annual cash incentive for the fiscal year in which such Qualifying Termination occurs, the amount of which shall be based on actual performance under the applicable annual cash incentive plan and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated annual cash incentive award shall be paid when awards are paid generally to senior executives for such year;
(c)Severance payments as follows:
(A)If the Participant is the Company’s Chief Executive Officer, the severance payments shall be in the aggregate amount equal to the product of (x) the sum of (1) the Participant’s Base Salary in effect at the time of the Qualifying Termination plus (2) the Participant’s annual target cash incentive award for the year in which the Qualifying Termination occurs multiplied by (y) 1.5, which amount shall be payable to the Participant in equal semi-monthly payroll installments over a period of 18 months commencing with the first calendar month following the month in which the Qualifying Termination occurs; and
(B)For any other Participant, the severance payments shall be in the aggregate amount equal to the sum of (x) the Participant’s Base Salary in effect at the time of the Qualifying Termination plus (y) the Participant’s annual target cash incentive for the year in which the Qualifying Termination occurs, which amount shall be payable to the Participant in equal semi-monthly payroll installments over a period of 12 months commencing with the first calendar month following the month in which the Qualifying Termination occurs; and
(d)     A lump sum payment equal to the full total monthly premium cost (i.e., the Participant’s and the Company’s portion) for the Participant’s Healthcare Coverage multiplied by (x) 18 for a Participant who is the Company’s Chief Executive Officer, and (y) 12 for any other Participant. Such lump sum payment shall be paid as soon as practicable after the General Release required by Section 7.01(b) becomes effective, and in no event later than 75 days after the Qualifying Termination.
Section 4.02 Qualifying Termination During a Protection Period. If a Participant experiences a Qualifying Termination during a Protection Period then, subject to Article VII, the Company will provide the Participant with the following:
(a)Any unpaid annual cash incentive award earned with respect to any fiscal year ending on or preceding the date of termination, payable when awards are paid generally to senior executives for such year;
(b)A pro-rated annual cash incentive for the fiscal year in which such Qualifying Termination occurs, the amount of which shall be based on target performance and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, payable at the time provided by Section 4.02(e);

(c)A lump sum severance payment payable at the time provided by Section 4.02(e) in the aggregate amount equal to the product of (A) the sum of (1) the Participant’s highest Base Salary during the Protection Period plus (2) the Participant’s annual target cash incentive award for the year in which the Qualifying Termination occurs multiplied by (B) two (2); provided, however, that unless the Change in Control triggering the Protection Period also meets the requirements of Section 409A(a)(2)(A)(v) and Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision) thereunder, the amount payable to the Participant under this Section 4.02(c) shall be paid to Participant in equal semi-monthly payroll installments over a period of 24 months, not in a lump sum, to the extent necessary to avoid the application of Section 409A(a)(1)(A) and (B); and
(d)A lump sum payment payable at the time provided by Section 4.02(e) equal to the full total monthly premium cost (i.e., the Participant’s and the Company’s portion) for the Participant’s Healthcare Coverage multiplied by 24; and
Lump sum payments under this Section 4.02 shall be paid as soon as practicable after the General Release required by Section 7.01(b) becomes effective, and in no event later than 75 days after the Qualifying Termination.
Section 4.03 Change in Control Defined. A Change in Control of the Company shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur:
(a)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of subsection (iii) of this definition;
(b)individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;
(c)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) and in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Section 4.04 Excise Tax. If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to a Participant by the Company or any of its affiliates under this Plan or any other plan, program or arrangement under which the Participant participates or is a party, other than amounts payable under this Section 4.04 (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount if and only if the Accounting Firm determines that the reduction will provide the Participant with a greater Net After Tax Amount than the Participant would realize without any reduction. No reduction shall be made, and the Participant will be entitled to receive all of the Payments, unless the reduction would provide the Participant with a greater Net After Tax Amount. For purposes of this Section 4.04:
(a)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of all Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code.
(b)The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(c)The “Net After Tax Amount” means the amount of the Payments or the Reduced Amount, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any state or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Payments or the Reduced Amount.
If any Payments for a Participant are reduced under this Section 4.04, then the Payments shall be reduced on a nondiscretionary basis in such a way to minimize the reduction in economic value deliverable to the Participant. Where more than one Payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.
    As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 4.04, it is possible that amounts will have been paid or distributed to a Participant that should not have been paid or distributed under this Section 4.04 (“Overpayments”), or that additional amounts should be paid or distributed to a Participant under this Section 4.04 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or a Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that repayment will not be required unless, and then only to the extent that, the repayment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant by the Company.
    All determinations under this Section 4.04 shall be made by an independent certified public accounting firm selected by the Company immediately prior to any Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and each affected Participant within ten days after the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and each affected Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4.04 shall be borne solely by the Company
ARTICLE V
OTHER TERMINATIONS
Section 5.01 Death; Disability. If a Participant’s employment terminates due to the Participant’s death or Disability, then the Company shall pay or provide the Participant (or the legal representative of the Participant’s estate in the case of their death) with:
(a)Any unpaid cash incentive award earned with respect to any fiscal year ending on or preceding the date of termination, payable when annual cash incentives are paid generally to senior executives for such year;
(b)A pro-rated annual cash incentive award for the fiscal year in which such termination occurs, the amount of which shall be based on actual performance under the applicable annual cash incentive plan and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated cash incentive award shall be paid when awards are paid generally to senior executives for such year;
(c)Any disability insurance benefits, or life insurance proceeds, as the case may be, as may be provided under the Company plans in which the Participant participates immediately prior to such termination;
Section 5.02 Other Terminations of Employment. In no event shall a Participant be entitled to any benefit under this Plan in the event that (i) the Participant voluntarily terminates employment (which, if occurring during a Protection Period, is without Good Reason); (ii) the Participant’s employment is terminated by the Company without Cause and other than for Disability at or after Participant’s attainment of age 65; or (iii) or the Participant’s employment is terminated by the Company for Cause.
Section 5.03 Certain Accrued Obligations. For the avoidance of doubt, for any termination of employment, whether or not a Qualifying Termination, a Participant shall be entitled to receive (A) any accrued and unpaid Base Salary through the date of termination and any accrued and unused vacation in accordance with Company policy, and (B) reimbursement for any unreimbursed expenses, incurred and documented in accordance with applicable Company policy, through the date of termination.

ARTICLE VI
LONG-TERM AWARDS
Section 6.01 Long-Term Awards. All of a Participant’s stock options, stock appreciation rights, restricted stock units, performance share units and any other long-term incentive awards granted under any long-term incentive plan of the Company, whether granted before or after the Effective Date, shall be governed in accordance with their terms and conditions, including with respect to the consequences of the termination of the Participant’s employment or a change in control, and shall not be in any way amended, modified or affected by this Plan.
ARTICLE VII
CONDITIONS
Section 7.01 Conditions. Any payments or benefits made or provided to a Participant pursuant to Sections 4.01 or 4.02 of the Plan are subject to the Participant’s:
(a)compliance with the post-employment covenants set forth in the Participant’s Business Protection Agreement or in any other written agreement between the Company and the Participant that provides for post-employment covenants;
(b)delivery to the Company, and non-revocation, of an executed Agreement and General Release substantially in the form attached to the Plan as Exhibit A (the “General Release”); and
(c)delivery to the Company of a resignation from all offices, directorships and fiduciary positions held by the Participant with the Company, its affiliates and employee benefit plans.
The Company reserves the right to recover amounts paid under Section 4.01 or 4.02 of the Plan if a Participant fails to satisfy the requirements of Section 7.01(a). The Company shall provide the General Release to the Participant promptly following the earlier of notice of termination or the date of the Qualifying Termination, and such General Release must be executed and all revocation periods shall have expired in accordance with its terms, but in no case later than sixty (60) days after the Qualifying Termination. Any payments under Section 4.01 or 4.02 of the Plan that would have otherwise been made before the General Release becomes effective shall not be made until after the General Release becomes effective, and in no event later than 75 days after the Qualifying Termination.
ARTICLE VIII
CLAIMS PROCEDURES
Section 8.01    Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Administrator within 60 days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:
Belden Inc.
Board of Directors
1 North Brentwood Boulevard, 15th Floor
Saint Louis, MO 63105

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)the specific reason or reasons for the denial of the Participant’s claim;
(b)references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 8.02    Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(b)The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(c)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(d)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
Section 8.03    Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)the specific reason or reasons for the denial of the Participant’s claim;

(b)reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and
(d)a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 8.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 8.05    Arbitration. Any dispute or controversy arising under or in connection with this Plan, after exhaustion of the claims procedures, shall be arbitrated pursuant to the Delaware Rapid Arbitration Act, 10 Del. C. § 5801, et seq. (the “DRAA”).  The arbitration shall be conducted in accordance with the Model Rules for Arbitration under the DRAA then in effect provided, however, that the parties may agree to modify or reject certain rules or adopt new or different rules to govern the arbitration.  The single arbitrator shall be selected by the mutual agreement of the Company and the applicable Participant, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected by the Court of Chancery of Delaware.  The arbitrator will have the authority to permit discovery, issue subpoenas and commissions for the taking of depositions, and to follow the procedures that he or she determines to be appropriate.  The arbitration hearing shall be conducted in St. Louis, Missouri.  The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each party shall bear its own legal fees and costs associated with the Arbitration and equally divide the filing fees, fees and expenses of the arbitrator.  Any challenge to the final award of the arbitrator shall be brought before the Supreme Court of the State of Delaware within the time frame provided in the DRAA, and pursuant to the Rules of such Court.

ARTICLE IX
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 9.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)administer the Plan according to its terms and to interpret Plan provisions;
(b)resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;
(c)take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)process and approve or deny all claims for benefits; and
(f)decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
Section 9.02    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least 90 days advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

ARTICLE X
GENERAL PROVISIONS
Section 10.01    Effect on Other Plans, Agreements, and Benefits.
(a)Any severance benefits payable to a Participant under the Plan will be in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits, including any applicable employment agreement, unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan; and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations. Participation in the Plan by an Executive who had previously entered into an Executive Employment Agreement with the Company is conditioned on the Executive first agreeing in writing that the Executive Employment Agreement is terminated and replaced by a Business Protection Agreement and participation in the Plan.
(b)Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 10.02    Mitigation and Offset. Except as set forth in this Plan, the Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others, except (i) all severance benefits payable hereunder shall be subject to any “clawback” or recoupment policy or similar obligation in effect on the date that an award is granted and any other clawback or recoupment policy or similar obligation required to be implemented by the Company by applicable law or stock exchange rule and (ii) to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Participant. In no event shall a Participant be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as set forth in this Plan.
Section 10.03    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 10.04    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 10.05 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 10.06    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.
Section 10.07    Non-Assignment of Benefits by Participants. Benefits payable under the Plan to a Participant are for the sole use of the Participant. Except as required by law, benefits provided under the Plan to a Participant cannot be assigned, transferred or pledged by the Participant to anyone as collateral for a debt or other obligation.
Section 10.08    Waiver. The Company’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 10.09    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Delaware without regard to conflicts of law principles.
Section 10.10    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 10.11    Code Section 409A.
(a)It is intended that any amounts payable under the Plan and the Company’s and any Participant’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Participant to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this interest, anything to the contrary herein notwithstanding, no amounts shall be payable to a Participant before such time as such payment fully complies with the provisions of Section 409A and, to the extent that any regulations or other guidance issued under Section 409A after the date of this Agreement would result in a Participant being subject to payment of interest and tax penalty under Section 409A, the Company shall amend the Plan in order to bring the Plan into compliance with Section 409A.
(b)With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) all such reimbursements shall be made within a commercially reasonable time after presentation of appropriate documentation but in no event later than the end of the year immediately following the year in which Participant incurs such reimbursement expenses, (ii) no such reimbursements or in-kind benefits will affect any other costs or expenses eligible for reimbursement, or any other in-kind benefits to be provided, in any other year and (iii) no such reimbursements or in-kind benefits are subject to liquidation or exchange for another payment or benefit.

(c)Without limiting the discretion of either the Company or a Participant to terminate the Participant’s employment with the Company for any reason (or no reason), solely for purposes of compliance with Section 409A a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h) (applying the 20% default post-separation limit thereunder)) as an employee and, for purposes of any such provision of the Plan, references to a “termination” or “termination of employment” shall mean separation from service as an employee and such payments shall thereupon be made at or following such separation from service as an employee as provided hereunder.
(d)Notwithstanding any provision of the Plan to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A of the Code, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until six months after a Participant’s date of termination of employment. Lump sum payments will be made as soon as administratively practicable following the six-month delay. Any installments otherwise due during the six-month delay will be paid in a lump sum as soon as administratively practicable following the six-month delay, and the remaining installments will be paid in accordance with the original schedule. Any payments that are postponed pursuant to the this paragraph shall accrue interest at an annual rate (compounded monthly) equal to the short-term applicable federal rate (as in effect under Section 1274(d) of the Code on the last day of the Participant’s employment) plus 100 basis points, which interest shall be paid at the same time as the postponed payment following the end of the applicable six-month period.
(e)For purposes of Section 409A of the Code, the right to a series of installment payments shall be treated as a right to a series of separate payments. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A.
(f)The Company makes no representations or warranties that the payments provided under the Plan comply with, or are exempt from, Section 409A of the Code, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
[Signature on next page]

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Plan, Belden Inc. has caused this Plan to be duly executed in its name and behalf by a duly authorized officer as of the Effective Date.

/s/ John Stroup John Stroup, Chairman of the Board Belden Inc.	July 31, 2020 Date

Amendments to Section 10.02 necessary for compliance with the SEC and NYSE clawback rules were adopted by the Board of Directors on November 30, 2023.

/s/ Brian E. Anderson Brian E. Anderson, Corporate Secretary Belden Inc.

EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
    This General Release of all Claims (“General Release”) is entered into by the undersigned (“Executive”) in connection with Executive’s separation from service with Belden Inc. (the “Company”).
WHEREAS Executive is a participant in the Company’s Executive Severance Plan (the “Plan”);
WHEREAS Executive’s employment with the Company has terminated effective __________, 20__, and such termination of employment is a “Qualifying Termination” as defined under the Plan; and
WHEREAS Executive desires to release all claims arising from Executive’s employment and the termination of Executive’s employment, as a condition to receiving severance benefits under, and in accordance with, the Plan.
NOW, THEREFORE, in consideration of the premises, mutual promises, and agreements of the parties set forth in this General Release, and other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, and intending to be legally bound, Executive agrees as follows:
1.Claims Released by Executive and Releasers. Executive, for himself or herself, his or her heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company, the Company’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates or the termination of Executive’s employment. The foregoing release, discharge, and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, including but not limited to:
(a)any claims under any stock option and restricted stock units agreements between Executive and the Company;
(b)claims for wrongful or retaliatory discharge, lost or unpaid wages, compensation or benefits, breach of contract, libel, slander, defamation or intentional or negligent infliction of emotional distress, assault, battery, constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, or breach of fiduciary duty;
(c)claims to vacation or paid time off or compensation under any bonus, severance, workforce reduction, outplacement or any other similar plan sponsored by the Company; and
(d)claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act

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(ADEA), the Employment Retirement Income Security Act (ERISA), the Family and Medical Leave Act (FMLA), the WARN Act, the Rehabilitation Act of 1973.
By referencing the laws above, the Company does not admit to coverage of the Releasees under any of these laws.
2.Settlement, Accord, Satisfaction and Covenant Not to Sue. Executive acknowledges that this General Release constitutes a full settlement, accord and satisfaction of all claims covered by the provisions of Section 1. Executive agrees never to sue Releasees in or file a complaint or claim against any of the Releasees in any court of law based on any claim covered by the language in Section 1, whether known or unknown at the time of execution. Executive also agrees to waive the right to receive future monetary recovery directly from the Company or the Releasees, including Company payments that result from any complaints or EEOC charges that Executive files with any governmental agency (including the Equal Employment Opportunity Commission) or that are filed on Executive’s behalf, but Executive understands that this General Release does not impact Executive’s ability to receive and retain an award from a government-administered whistleblower award program for providing information directly to a government agency.
3.Claims Not Released by Executive and Releasers. Notwithstanding the foregoing, it is understood by the parties that Executive is not releasing:
(a)any claims that may arise after the date Executive signs this General Release or under the terms of this General Release, including claims for any payments under the Plan that by the Plan’s terms will not be made until after the date this Release becomes effective;
(b)any claims of indemnification under an indemnification agreement with the Company or rights of coverage under directors’ and officers’ liability insurance;
(c)any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies (except that Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf); or
(d)claims to any vested benefits that Executive already is entitled to receive under any of the Company’s employee benefit plans, or any right Employee has to benefits under workers’ compensation laws, unemployment compensation laws or the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
4.Affirmation of Covenants. Executive acknowledges, agrees and affirms that Executive is subject to certain post-employment covenants pursuant to a separate Business Protection Agreement, which covenants survive the termination of Executive’s employment and the execution of this General Release.
5.Cooperation. Executive agrees that Executive shall, to the extent reasonably requested in writing, cooperate with the Company in any pending or future litigation in which the Company is a party, and regarding which Executive, by virtue of Executive’s employment, has factual knowledge or information relevant to said litigation. Executive further agrees that in any such litigation, Executive shall, without the necessity for subpoena, provide, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation. The Company will reimburse Executive for any reasonable, out-of-pocket expenses associated with providing such cooperation.

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6.Acknowledgements. Executive acknowledges and recites that:
(a)Executive has executed this General Release knowingly and voluntarily;
(b)Executive has read and understands this General Release in its entirety;
(c)Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he or she wishes with respect to the terms of this General Release before executing it;
(d)Executive’s execution of this General Release has not been coerced by any employee or agent of the Company; and
(e)Executive has been offered at least twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.
7.Governing Law. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Delaware, except for the application of pre-emptive Federal law.
8.Right to Revoke. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, upon which revocation this General Release shall be unenforceable and null and void and in the absence of such revocation this General Release shall be binding and irrevocable by Executive. Notice to the Company should be provided by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
Belden Inc.
One North Brentwood
15th Floor
St. Louis, Missouri 63105
Attn: General Counsel

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: , 20__	EXECUTIVE:

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